                                                                  EXHIBIT 10.54


                        SYSTEM SOFTWARE ASSOCIATES, INC.
                           SOFTWARE LICENSE AGREEMENT

Software License Agreement between System Software Associates, Inc. ("SSA) and the specific customer of SSA as identified on the reverse side hereof ("CLIENT").

This Software License Agreement, together with each Supplemental Schedule made a part hereto, contain the terms and conditions under which CLIENT agrees to acquire from SSA Software and On-Going Support.

1. DEFINITIONS. The following terms shall have the meanings set forth below:

"Agreement" means the combination of the terms and conditions set forth in this Software License Agreement together with the terms of each Supplemental Schedule made a part hereof.

"AS/SET Specifications" means action diagrams contained within the Software repository (or any portion thereof) as may be available from time to time in the ordinary course of SSA's business.

"Generated Code" means computer programs developed by or on behalf of CLIENT using certain Software products which provide for an information engineering based software application development environment.

"Licensed Computer" means the computer or workstations supported by SSA and identified in a Supplemental Schedule.

"Method of Acquisition" means the Software use option identified in a Supplemental Schedule; it being understood that CLIENT may select, to the extent available in the ordinary course of SSA's business and in accordance with SSA's then current policies and procedures, either (i) a computer "Level" based option (which enables CLIENT to use the Software on the Licensed Computer without limitation as to the number of individual users gaining access to the Software); or (ii) a user "Access" based option which restricts access to the Software on Licensed Computer to either (a) the maximum number of individual users per each Software product, or (b) in the case of workstation (client) designated Software, the maximum number of available workstations through which the Software may be accessed, as indicated in a Supplemental Schedule.

"Object Code" means the machine readable form of the Software.

"On-Going Support" means Software maintenance and telephone support as defined in Section 5, below.

"Run-Time License" means the graphical software interface, as and when available in the ordinary course of SSA's or SSA's Licensor's business, which is required to run a Software product in a PCS for Windows operating environment; such interface to be regarded as "Additional Software", as that term is used herein.

"SSA's Affiliate" means a third party entity which has been authorized by SSA to market, distribute, and/or support some or all of the Software.

"SSA's Licensor" means a third party entity whose software products have been made available to SSA for distribution and licensing to clients of SSA in accordance with the terms contained in this Agreement. Certain software products developed by SSA's Licensor and made available hereunder may be referred to herein or in a Supplemental Schedule as either "Additional Software" or "Third Party Software."

"Software" means: (i) the software products identified in a Supplemental Schedule; (ii) the related documentation; (iii) the related Updates and Upgrades to such software products and documentation; (iv) modifications and improvements of such software products, documentation, Updates and Upgrades; and (v) all copies of the foregoing. Unless designated otherwise in a Supplemental Schedule, the Software shall be made available to CLIENT in Object Code and Source Code format (including AS/SET Specifications as may be available from time to time in the ordinary course of SSA's business), except for decision support products, security programs, and Software designated in SSA's standard price list as either AS/SET, AS/Vision, and Vision Flashpoint Developer, or as otherwise designated in a Supplemental Schedule, which Software products shall be made available in Object Code format only.

"Source Code" means the human readable form of the Software including all comments and procedural code such as job control language.
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"Supplemental Schedule" shall have the meaning as set forth in Section 2, below.

"Updates" means error corrections and maintenance releases to the Software subject to availability in the ordinary course of SSA's (or SSA's Licensor's) business, Updates shall be provided at no additional charge for so long as CLIENT obtains On-Going support.

"Upgrades means Software enhancements that accomplish incidental, structural, functional, and performance improvements for which SSA does not generally impose a separate charge. Subject to availability in the ordinary course of SSA's (or SSA's Licensor's) business. Upgrades shall be provided at no additional charge for so long as CLIENT obtains On-Going Support.

2. SUPPLEMENTAL SCHEDULE - ORDERING PROCEDURE. SSA will furnish to CLIENT and CLIENT will accept and pay for the Software and On-Going Support identified in a Supplemental Schedule.

         Supplemental      SSA Client/Server
         Schedule          Software products

                  A        PCS Software
                  B        Additional Software
                  C        Third Party Software

Additional terms and conditions set forth in each Supplemental Schedule shall apply only to the Software listed in the Supplemental Schedule. CLIENT may order Software and On-Going Support under this Software License Agreement by submitting a properly completed and signed Supplemental Schedule. SSA may elect to alter, change, delete or add a Supplemental Schedule listing for the purpose of reflecting SSA's then current product offerings, policies and procedures. Any such change shall apply to future orders for Software and On-Going Support which are placed by CLIENT and accepted by SSA in accordance with the terms of this Agreement.

3. OWNERSHIP. CLIENT acknowledges that the Software and all copyright, trade secrets and other right, title and interest therein, are the sole property of SSA (or SSA's Licensor), and the CLIENT shall gain no right, title or interest in the Software by virtue of this Agreement other than the non-exclusive right of use granted herein. Without limiting the foregoing, subject to the provisions of Section II, CLIENT specifically acknowledges SSA's (or SSA's Licensor's) exclusive rights to ownership of any modification, translation or adaption of the Software (including, but not limited to, any modification, translation or adaption of the Software) and any other improvement or development based thereon, which is developed, supplied, installed or paid for by or on behold of CLIENT.

4. LICENSE OF SOFTWARE, In consideration of CLIENT's payment of the Software license fees and On-Going Support fees specified in a Supplemental Schedule, SSA grants to CLIENT a perpetual, personal, nontransferable and non-exclusive right and license to use the Software on the Licensed Computer referred to therein. CLIENT represents, warrants and agrees that the Software will be used only in accordance with the terms, conditions and limitations set forth in this Agreement, and only for the benefit of CLIENT and its subsidiaries (companies more than fifty (50%) percent owned and controlled by CLIENT.

5. On-Going Support. As and when available from time to time in the ordinary course of SSA's business, SSA (or SSA's Licensor or SSA's Affiliate, as determined by SSA) shall, unless indicated otherwise in a Supplemental Schedule, make available to CLIENT (I) Updates and Upgrades and (ii) access via telephone (or other electronic means as determined by SSA) to qualified technical personnel for advice and consultation regarding CLIENT's use of the Software (collectively "On-Going Support").

Unless indicated otherwise in a Supplemental Schedule, during the first twelve
(12) months this Agreement remains in effect, SSA (or SSA's Licensor or SSA's Affiliate, as determined by SSA) shall provide to CLIENT On-Going Support and, in consideration thereof, CLIENT shall pay SSA an On-Going Support fee equal to eighteen (1*%) of SSA's current standard Software license fee for the Software listed in a Supplemental Schedule. After the first twelve (12) months, and for a period of two (2) consecutive years thereafter, CLIENT may elect to receive On-Going Support upon payment to SSA of an annual On-Going Support fee equal to eighteen (18%) of the then current Software license fee charged to new customers of SSA for the then current version of the Software listed in the Supplemental Schedule and acquired under the same Method of Acquisition. Thereafter, CLIENT may elect to receive On-Going Support upon payment of such fees to be established by SA in accordance with SSA's then current policies and procedures.

The On-Going Support fee together with the initial term (beginning upon the effective date of the related Supplemental Schedule) during which On-Going Support will be made available by SSA (or SSA's Licensor or SSA's Affiliate, as conflict between any On-Going Support fee calculated in accordance with the foregoing paragraph and the corresponding fee set forth in the Supplemental Schedule, the fee set forth in the Supplemental Schedule shall govern and control with respect to the Software identified therein.

SSA will invoice CLIENT the appropriate On-Going Support fee annually prior to the anniversary date of this Agreement or, in the
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case of multiple year commitments for which full payment has been received by
SSA, prior to the expiration of such commitment and annually thereafter. If CLIENT elects to renew On-Going Support fee annually prior to the anniversary date of this Agreement or, in the case of multiple year expiration of such commitment and annually thereafter. If CLIENT elects to renew On-Going Support, it shall pay the applicable On-Going Support fee prior to the expiration date of the On-Going Support services then being provided.

Nothing in this Section shall entitle CLIENT to receive Software updates and upgrades which are separately priced and licensed by SSA (or SSA's Licensor or SSA's Affiliate) as new products.

If Client allows On-Going Support to lapse, it may thereafter renew such support for the affected Software by paying the then current annual On-Going fee plus an amount equal to the aggregate On-Going Support fees that would have been payable for the affected Software during the period of lapse.

Whenever SSA issues a Software Upgrade, SSA (or SSA's Licensor or SSA's Affiliate, as determined by SSA) will continue to provide On-Going Support for, at a minimum, the two (2) versions immediately preceding the latest Upgrade; subject to SSA's option to discontinue such support earlier by providing CLIENT with no less than six (6) months prior written notice (in which event CLIENT may be entitled to a prorated refund of the applicable On-Going Support fees previously paid to SSA for the balance of the discontinued support period).

6. SERVICES EXCLUDED. This Agreement covers only the right to use the Software and acquire On-Going Support. To the extent CLIENT requires any other related services not specifically addressed in this Agreement (e.g. software installation, custom programming, training, integration of Updates and Upgrades), CLIENT may procure such services (to be performed by SSA, SSA's Licensor, SSA's Affiliate, or other third party as appropriate) by separate contract. CLIENT agrees that SSA shall not be responsible for the results attained from any such services directly provided to CLIENT by SSA's Licensor, SSA's Affiliate, or other third party not related to SSA.

7. PROPRIETARY DATA: CONFIDENTIALITY, CLIENT acknowledges that the information contained in the Software is confidential and contains trade secrets and proprietary data belonging to SSA (or SSA's Licensor), and that the presence of copyright notices on the medium containing the Software does not constitute publication or otherwise impair the confidential nature thereof CLIENT shall implement all reasonable measures necessary to safeguard SSA's (and SSA's Licensor's) ownership of, and the confidentiality of the Software, including without limitation: (I) to allow its employees, agents and third parties access to the Software only to the extent necessary to permit the performance of their ordinary services to CLIENT and to require, as a condition to such access that such persons comply with the provisions of this Section 7 (ii) to cooperate with SSA (and SSA's Licensor, if appropriate) in the enforcement of such compliance by CLIENT's employees, agents and third parties, (xix) not to permit the removal or alteration of any copyright or confidentiality labels or notices contained in the Software; (iv) not to dissemble, decompile or reverse engineer the Software; and (v) not to duplicate or reproduce the Software, except that CLIENT may, at no additional charge, make one archival copy and, if necessary, one copy to run temporarily on a replacement computer for backup in an emergency (or for replacement in the event of material destruction of the media containing the Software originally provided by SSA), and then in either case only if all copyright and confidentiality notices are included in the copy CLIENT acknowledges that use or disclosure of the Software in violation of this Agreement may cause irreparable harm to SSA (and/or SSA's Licensor) Notwithstanding the foregoing, CLIENT agrees not to disclose the Software without SSA's prior written consent) to any service bureau or other agent or third party whose primary function shall be to provide CLIENT with day-to-day management and support responsibility of the Software.

8. WARRANTY. SSA warrants to CLIENT that the Software (excluding Software made available by SSA's Licensor) does not violate any United States copyright or patent or other third party intellectual property right. SSA's sole obligation in respect to a breach of this warranty shall be to modify or replace the Software so as to eliminate the infringement.

SSA further warrants that for so long as CLIENT obtains On-Going Support from SSA and remits, on a timely basis, the related On-Going Support fee pursuant to
Section 5, the Software (excluding Third party Software) shall function substantially in accordance with its related user documentation provided by SSA (or SSA Licensor). In the case of all Software except Additional Software and Third Party Software, SSA's sole obligation in respect of a breach of this warranty shall be to modify or replace the Software so as to correct the defective performance. In the case of Additional Software, SSA's sole obligation shall be to exercise its best efforts to either: (i) modify or replace the Software so as to correct the defective performance or (ii) at SSA's option, obtain the advice and assistance of SSA's Licensor to modify or replace the Additional Software so as to correct the defective performance. In the case of Third party Software, related support and warranty provisions shall be determined in accordance with Supplemental Schedule C.

CLIENT shall give SSA prompt written notice of any claims under the foregoing warranties.

The foregoing warranties shall not apply to the extent that any alleged infringement or defect derives from: (i) a combination of the
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Software with any program, equipment or device not supplied or recommended by
SSA; (ii) any modification or customization of the Software by or on behalf of CLIENT; or (iii) CLIENT's failure to promptly install any Updates or Upgrades provided by SSA (or SSA's Licensor).

9. DISCLAIMER OF OTHER WARRANTIES. Except as provided in Section 8, all warranties, conditions, representations and guarantees, whether express or implied, arising by law, custom, oral or written statements of SSA, SSA's Licensor, SSA's Affiliate or otherwise (including, but not limited to, any warranty of merchantability or fitness for particular purpose or of error-free and uninterrupted use) are hereby superseded, excluded and disclaimed. Without limiting the generality of the foregoing, SSA makes no warranty that Generated Code will contain computer programs with characteristics or specifications desired by CLIENT or that such Generated Code will be error free.

10. REMEDY LIMITATIONS. In no event shall SSA (including SSA's Licensor and SSA's Affiliate) be liable for any consequential damages, whether foreseeable, whether based upon lost goodwill, lost profits, loss of use of the Software, loss of money, loss of data or interruption in its use or availability, stoppage of other work, impairment of other assets or otherwise and whether arising out of breach of any express or implied warranty, breach of contract, negligence, misrepresentation, strict liability in tort or otherwise, and under or in connection with this Agreement, except only in cases of personal injury where and to the extent applicable law imposes such liability CLIENT agrees that SSA's (including SSA's Licensor and SSA's Affiliate's) liability for damages, regardless of the form of action, shall, in any event, be limited to the Software license fees and On-Going Support fees received from CLIENT under this Agreement.

11. OWNERSHIP OF GENERATED CODE: INDEMNITY. Neither SSA (nor SSA's Licensor nor SSA's Affiliate) shall have any right, title, or interest in any Generated Code. CLIENT shall indemnify SSA (including SSA's Licensor and SSA's Affiliate) against any loss, liability or expense (including reasonable attorney's fees) arising out of or in connection with the use, marketing licensing or sale of any Generated Code or the maintenance, support or other services or activities related thereto.

12. TERMINATION, SSA shall have the right to terminate this Agreement for cause upon thirty (30) calendar days' written notice if CLIENT breaches any of its obligations under this Agreement and thereafter fails to cure such breach to the satisfaction of SSA within the first the (10) days following CLIENT's receipt of such notice of termination. CLIENT shall, no later than the effective date of such termination,; (i) purge all Software from all computer systems, terminals, personal computers, storage media, and any and all other devices and files with which the Software is used; (ii) return to SSA all copies (including partial copies) of the Software, and (iii) if requested by SSA, certify to SSA in writing partial copies of the Software to any third party. The termination of this Agreement for any reason shall not extinguish or diminish CLIENT's obligation under Section 7 to maintain the confidentiality of the Software, which obligation shall continue and survive termination of this Agreement.

13. ASSIGNMENT. This Agreement is personal to CLIENT and neither this Agreement nor any of CLIENT's rights or duties hereunder shall be assigned, sublicensed, sold or otherwise transferred by CLIENT, including to any successor-in-interest to CLIENT's rights in the Licensed Computer, without SSA's prior written consent (which consent shall not be unreasonably withheld).

14. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois United States of America.

15. PAYMENT, CLIENT shall pay SSA the Software license fees and the On-Going Support fees as specified in the Supplemental Schedule(s) upon the signing of each Supplemental Schedule by CLIENT. If CLIENT selects the user Access based Method of Acquisition, CLIENT agrees to immediately notify SSA if the actual quantity of individual users or workstations (as applicable) exceeds the maximum number indicated in a Supplemental Schedule and immediately remit to SSA additional Software license fees and fees for On-Going Support in accordance with SSA's then current policies and procedures.

Payment shall be made in full, without deduction for any sales, use or other taxes or similar charges, which shall be borne exclusively by CLIENT and, to the extent required by applicable law, collected by SSA from CLIENT.

16. KEY. CLIENT acknowledges that a special security program ("Key") owned and controlled by SSA (or SSA's Licensor) may be required to render operational the Software. Any such Key will prevent the Software from operating (I) on any computer with a model number or serial number different from the Licensed Computer; or (ii) if applicable, for more than the maximum number of Access based users specified in the related Supplemental Schedule. SSA (or SSA's Licensor or SSA's Affiliate, as determined by SSA) shall deliver the permanent Key(s) to CLIENT promptly after CLIENT's payment in full of the applicable Software license fees and initial On-Going Support fees as specified in each Supplemental Schedule. Any attempt by any person other than an authorized SSA representative to alter, remove or deactivate the Key will be deemed a fraud by such person on SSA and a material breach by CLIENT of this Agreement.

If CLIENT selects the user Access based Method of Acquisition, CLIENT agrees that SSA may periodically gain access to the
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CLIENT site(s) to confirm the actual number of individual users or workstations
(as applicable) gaining access to the Software and, if not Key protected at the time of initial delivery, install a Key to restrict access to the Software in accordance with the foregoing paragraph.

17. MISCELLANEOUS. CLIENT shall not disclose the terms and conditions of this Agreement to third parties (except CLIENT's auditors, legal counsel or third parties whose review is mandated by law) without the prior written authorization from SSA. No amendment of this Agreement or waiver of any rights hereunder shall be effective unless in writing and signed by an authorized representative of the party against whom enforcement is sought.

SSA is not responsible for failure to fulfill its obligations under this Agreement due to causes beyond its reasonable control.

This Software License Agreement and each Supplemental Schedule shall be deemed effective on the date of signed acceptance by SSA. SSA's obligation to perform hereunder is, at SSA's option, contingent upon SSA's timely receipt form CLIENT of the original signed documents.

This Agreement contains the entire agreement and understanding of the parties as to the subject matter hereof and merges and supersedes all prior discussions and agreements with respect thereto. Any modification to this Agreement shall be in writing and signed by authorized representatives of the parties. For purposes of this Software License Agreement, each, Supplemental Schedule, and any modification hereto or thereto, an authorized representative of SSA shall be deemed to mean the Chief Executive Officer, President or any Vice-President of SSA.

REFERENCE IS MADE TO ADDENDUM "a", WHICH IS MADE A PART HEREOF.

                  CLIENT agrees that it has read this Agreement, (including the front side hereof), understands it, and agrees to be bound by it.

For System Software Associates, Inc.     For (Name of Client) Quaker Fabric Corporation
                                                              of Fall River
  /s/ Joseph J. Skadra                     /s/ Paul J. Kelly
------------------------------------     ------------------------------------------------
Signature                                Signature
      Joseph J. Skadra                         Paul J. Kelly
------------------------------------     ------------------------------------------------
Typed or Printed Name                    Typed or Printed Name
      V.P. and C.F.O.                          V.P. Finance, 10/31/96
------------------------------------     ------------------------------------------------
Title / Date                             Title /Date

                   Addendum "A" to Software License Agreement
                                     Between
                     System Software Associates, Inc. (SSA)
                                       and
                Quaker Fabric Corporation of Fall River. (CLIENT)

In the event of a conflict between the terms of the Software License Agreement and the provisions of this Addendum, the provisions of this Addendum shall govern and control. All references herein are to the Software License Agreement unless otherwise noted. Capitalized terms used herein but not defined shall have the same meaning given to them in the Software License Agreement.

A)       Definitions

         "Access(es)" means either: (a) the maximum number of individual client-side users per each Software product; or (b) in the case of workstation (client) designated Software, the maximum number of available workstations through which the Software may be accessed, as indicated herein; provided, however, that it is understood that no maximum number shall apply through October 31, 2001.

B)       Grant of license and Rights

         In consideration of CLIENT'S remittance of 1.5 million dollars ($1,500,000.00) in Accordance with Section E below, it is agreed that:

         1) SSA grants to CLIENT a worldwide non-transferable and non-exclusive right for unlimited Accesses for all Software listed on Supplemental Schedule A for a period of five (5) years commencing on October 31, 1996. This includes any version of these Software products and for use on any SSA Supported computer platform (including servers, clients, operation systems or data base management systems) or successor model, or a CPU installed to replace a CPU where a copy of the Software products are currently licensed and installed, provided that any and all such Software is available on such computer platform in the ordinary course of SSA's business at the time of CLIENT'S order for such Software, and that an order for such Software is received by SSA in accordance with the terms of this addendum within a period of (5) years commencing on Oct. 31, 1996; provided, however, that the right granted hereby with respect to any software licensed hereunder shall not terminate solely because SSA ceases to make such software available on CLIENT's platform.

         2) It is further agreed that the number of user Accesses may be determined by audit, conducted by SSA on Oct. 31, 2001 and in subsequent six month intervals, with payment to SSA for user Accesses in excess of the total user Accesses determined on Oct.31, 2001.

         3)       Additional Software and On-Going Support for a period of five
                  (5) years beginning on October 31, 1996.

C)       Additional Software and On-Going Support

         1) SSA grants that through October 31, 2006 CLIENT will have the option to acquire SSA developed Software at a 50% discount off the then Current SSA List Price of that Software, or at a price not to exceed $4,000.00 per user in the aggregate for all software products acquired pursuant to this section C1.

         2a) SSA grants that, from Oct. 31, 2001 to Oct. 31, 2006, CLIENT has the option to acquire an additional five year period of On-Going Support for 50% of the On- Going Support base price in 2b below for licensed SSA Software, provided that any and all such software remains available on such computer platform in the ordinary course of SSA's business at the time of CLIENT'S payment for such On-Going Support, and that the payment for such On-Going Support is received by CLIENT may elect to receive On-Going Support upon payment of such fees to be established by SSA in accordance e with SSA's then current policies and procedures.

         2b) Solely for purposes of the calculation contemplated in 2a, above, it has been agreed to by SSA and CLIENT that the initial On-Going Support base price of the Software listed on Schedule A is $1,100,000.00. Any new SSA Software acquisitions will be added to this amount to determine the On-Going Support base price for the On-Going Support calculation.

         3) On-Going Support will be offered to CLIENT by SSA, for additional Software acquired by CLIENT at anytime prior to October 31, 2001. If at CLIENT's sole option, CLIENT desires this additional On-Going Support, then CLIENT will prepay to SSA at the rate of 0.00833 (0.833%) per month, applied to the net price of the Software for the balance of the 60 month period.

         4) If and when available in the normal course of SSA's business and in accordance with the terms and conditions of this Agreement, CLIENT may obtain the right and license to use up to five (5) additional new SSA developed Software products at no additional charge and be entitled to unlimited accesses to these products. This option expires on October 31, 2001.

D)       The Software License Agreement is hereby modified as follows:

         1) Section 1: DEFINITIONS, the definition of Updates is hereby deleted in its entirety and replaced with the following:

                  "Updates" means error corrections and maintenance releases to the Software. From time to time as and when they are developed and available to any SSA Client, Updates shall be provided at no additional charge for so long as CLIENT obtains On-Going Support.

         2) Section 1 DEFINITIONS, the definition of Upgrades is hereby deleted in its entirety and replaced with the following:

                  "Upgrades" means Software enhancements that accomplish incidental, structural, functional, and performance improvements for which SSA does not generally impose a separate charge. From time to time, as and when they are developed and available to any SSA Client, Upgrades shall be provided at no additional charge for so long as CLIENT obtains On-Going Support.

         3) Section 2 is hereby amended by deleting the third sentence following the list of schedules in the second paragraph.

         4) Section 3 Ownership, is hereby amended by replacing the last sentence with the following:

                  Client specifically acknowledges SSA's (or SSA's Licensor's) rights to ownership of any modification, translation or adaptation of the pre-existing Software licensed to Client in accordance with the terms and conditions of this Agreement. For so long as Client rightfully possesses the Software to which such modifications, translations or adaptations relates, Client shall have a right and license to use same in accordance with the terms of this Agreement. With respect to any modifications made to the pre-existing Software which Client deems to be of competitive value, it is agreed that if
                  1) SSA agrees to participate in the development of such modifications or 2) such modifications are made separately by or on behalf of Client (without any participation by SSA), then SSA shall not make any such modifications available to competitors of Client without Client's prior written consent. The foregoing shall not prevent SSA from the independent development of software code which contains the same or similar functions contained in the modifications.

                  With the exception of the foregoing, SSA and Client acknowledge that title of all other newly developed software code developed by or on behalf of Client (Hereinafter "Newly Developed Software") shall vest in Client. Notwithstanding the foregoing, Client agrees not to resell, remarket, or distribute or license any such Newly Developed Software.

                  SSA shall retain a world-wide, unlimited, perpetual and royalty-free right to use, for any purpose, any ideas, concepts or techniques relating to general data processing guidelines and techniques which may be learned by SSA as a result of SSA's participation (as may be requested by Client) in the development of any Newly Developed Software. In addition, nothing herein shall prevent SSA from the independent development of software code, which may contain the same or similar functionality of the Newly Developed Code.

         5) Section 4: LICENSE OF SOFTWARE, is hereby deleted in its entirety and replaced with the following:

                  In consideration of CLIENT's payment of the Software license fees, and OnGoing Support fees specified in a Supplemental Schedule, SSA grants to CLIENT a worldwide perpetual, personal, nontransferable and nonexclusive rights and license to use the Software as described in Section B of this Addendum
                  A. Any third party provider of support and maintenance services to CLIENT ("Third Party Providers"), may have access to Software strictly for the purpose of them supporting the CLIENT in implementing the Software for CLIENT's benefit on a need to know basis as long as such Third Party Provider is not a direct or indirect competitor of SSA with regard to Software and providing Third Party Provider enters into a non disclosure agreement with respect to the Software containing terms reasonably acceptable to SSA. CLIENT represents, warrants and agrees that the Software will be used only in accordance with the terms, conditions and limitations set forth in this Agreement, and only for the benefit of CLIENT and Quaker Fabric Corporation and subsidiaries thereof (companies fifth (50%) percent directly or indirectly owned and controlled by CLIENT or Quaker Fabric Corporation) whether in existence as of the date hereof or acquired or created afterward, provided companies owned by Quaker Fabric Corporation execute and SSA Software License Agreement substantially similar to this License Agreement, as modified, hereby, prior to use.

         6) Section 5: On-Going Support, The first paragraph of Section 5 is hereby deleted in its entirety and replaced with the following:

                  SSA (or SSA's Licenser or SSA's Affiliate, as determined by
                  SSA) shall unless indicated otherwise in a Supplemental Schedule, make available to CLIENT, (I) Updated and Upgrades, and (ii) access via telephone (or other electronic means as determined by SSA subject to CLIENT's consent which may not be unreasonably withheld) to qualified technical personnel for advice and consultation regarding CLIENT'S use of the Software (collectively "On-Going Support")

         7) Section 5: On-Going Support, The second paragraph of Section 5 is hereby deleted in its entirety.

         8) Section 5: On-Going Support, The second sentence of the third paragraph of Section 5 is hereby deleted in its entirety.

         9) Section 5: On-Going Support, The fourth paragraph of Section 5 is hereby deleted in its entirety.

         10) Section 5 On-Going Support, The seventh paragraph of Section 5 is hereby deleted in its entirety and replaced with the following:

                  Whenever SSA issues a Software Upgrade, SSA (or SSA's Licensor or SSA's Affiliate, as determined by SSA) will continue to provide On-Going Support for, at a minimum, the two (2) versions immediately preceding the latest Upgrade.

         11) Section 6: SERVICES EXCLUDED, The last sentence of Section 6 has been deleted in its entirety and replaced with:

                  CLIENT agrees that SSA shall not be responsible for the results attained from any such services directly provided under separate contract or marked as such under separate schedules (agreed to by CLIENT) to CLIENT by SSA's Licensor, SSA's Affiliate, or other third party not related to SSA.

         12) Section 7: PROPRIETARY DATA; CONFIDENTIALITY, The last sentence of

                  Section 7, shall be deleted in its entirety and replaced with the following:

                  Notwithstanding the foregoing, CLIENT may disclose the Software, on a need to know basis in order to support and maintain CLIENT, to any Third Party Provider who is not a direct or indirect competitor of SSA with regard to Software which enters into a non-disclosure agreement with respect to the Software containing terms reasonably acceptable to SSA.

         13a) Section 8: WARRANTY, The first paragraph of Section 8 shall be deleted in its entirety and replaced with the following:

                  SSA warrants to CLIENT that the Software does not violate any United States copyright or patent or other third party intellectual property right. SSA's sole obligation in respect to a breach of this warranty shall be to modify or replace the Software (on a timely bases so as to not result in a disruption to Client's day-to-day business operations) so as to eliminate the infringement.

         13b) Section 8: WARRANTY is hereby amended by adding after the words "related user documentation" in the second paragraph the words "or the software functionality defined in the following specific SSA materials: #130010, 130002, 130003, 130001,
                  135003, all copyrighted 1995."

         14) Section 8: WARRANTY, is hereby amended by adding the following paragraph as the last paragraph in Section 8.

                  In addition SSA hereby warrants that the programs listed in Attachment 1a are capable of complying in all material respects to the throughput capabilities set forth in Attachment 1a subject to the conditions set forth in Attachment 1a and hardware configuration listed in Attachment 1b. The foregoing warranty shall not apply to the extent that any other software installed on the hardware is determined to he a material contributing factor to the inability of the programs listed in Attachment 1a to meet the stated throughput capabilities.

         15) Section 6 is hereby amended by deleting the words "supplied or" in the fourth paragraph.

         16) Section 10 remedy limitations is hereby amended by deleting it in its entirety and replaced with the following.

                  In no event shall SSA (including SSA's Licensor and SSA's affiliate) be liable for any consequential, indirect, incidental or special damages whether arising out of breach of any express or implied warranty, breach of contract, negligence, misrepresentation, strict liability in tort or otherwise, and whether based on this Agreement, any transaction performed or undertaken under or in connection with this Agreement, except only in cases of personal injury where and to the extent applicable law imposes such liability. Client agrees that SSA's (including SSA's Licensor and SSA's Affiliate's) liability for damages, regardless of the form of action shall, in any event, be limited to one and one-half times the Software license fees and On-Going Support fees required to be paid by Client under this Agreement.

         17) Section 12: TERMINATION, the first sentence of Section 12 shall be modified to state:

                  Each party shall have the right to terminate this Agreement for cause upon thirty (30) days written notice if the other party breaches any of its material obligations under this Agreement and thereafter fails to cure such breach to the satisfaction of the non-breaching party within the first then
                  (10) days following the breaching party's receipt of such notice of termination.

         18) Section 13: ASSIGNMENT, is hereby amended by adding the following new final sentence:

                  Notwithstanding the foregoing, CLIENT may, without SSA's consent, assign its rights and duties under this Agreement to any person, firm or entity who acquires substantially all of the assets of CLIENT or that occurs as a result or in connection with a merger between CLIENT or CLIENT's parent and any other entity provided that (I) the successor company executes a Software License Agreement substantially similar to this License Agreement for the sole benefit of the CLIENT or its parent who is merged or whose assets were substantially acquired and (ii) the Software would be solely for use at sites covered by this License Agreement, provided, however, that in the event of such an assignment prior to October 31, 2001, the rights to the Software granted hereby shall not extend to businesses acquired after such assignment by CLIENT, its parent or Subsidiaries (as defined in Section 4) of either of them outside the industries in which CLIENT and Quaker Fabric Corporation are engaged at the time of the assignment.

         19) Section 17: MISCELLANEOUS, is hereby deleted in its entirety and replaced with the following:

                  CLIENT shall not disclose the terms and conditions of this Agreement to third parties (except CLIENT's auditors, legal counsel or third parties whose review is mandated by law) without the prior written authorization from SSA. Notwithstanding the foregoing, CLIENT may disclose the terms and conditions of this Agreement to any person, firm or entity that agrees to be bound by a non- disclosure agreement with respect to such terms and conditions in connection with a proposed merger, acquisition or similar transaction involving the CLIENT.

E)       Payment Terms are as follows:

         First payment $300,000 due October 31, 1996.
         Balance plus tax to be paid in 10 equal payment beginning January 5, 1997, and ending October 5, 1997.

ACCEPTED:

SYSTEM SOFTWARE ASSOCIATES, INC.                 QUAKER FABRIC CORPORATION
                                                 OF FALL RIVER

------------------------------------             -------------------------------
Signature                                        Signature

------------------------------------             -------------------------------
Title/Date                                       Title/Date

BPCS Software                                                      Supplemental
Schedule A


                             BPCS SOFTWARE SCHEDULE


In accordance with the terms and conditions of this Supplemental Schedule and the Software License Agreement currently in effect between the parties, SSA agrees to make available and CLIENT agrees to acquire and remit payment for the Software and On-Going Support identified herein. In the event of conflict between the provisions of the Software License Agreement and the terms set forth in this Supplemental Schedule, the terms of this Supplemental Schedule shall govern and control.


SOFTWARE PRODUCTS


 1)      Accounts Payable                                   2)      Accounts Receivable
 3)      Advanced Budgets and Analysis                      4)      Advanced Process Industries
 5)      Advanced Remittance Processing                     6)      Billing and Sales Analysis
 7)      Capacity Planning                                  8)      CIMPath
 9)      Configurable Currency Translation                 10)      Configurable Ledger
11)      Configurable Order Management                     12)      Configuration Management
13)      Cost Accounting                                   14)      Credit and Deduction Management
15)      Distribution Resources Planning                   16)      Draft Management
17)      Enterprise Structures and Consolidations          18)      Fixed Assets
19)      Forecasting                                       20)      Inventory Management
21)      Just-In-Time                                      22)      Laboratory Management
23)      Manufacturing Data Management                     24)      Master Production Scheduling
25)      Material Requirements Planning                    26)      Multiple Currencies
27)      Outbound Logistics Management                     28)      Promotions and Deals
29)      Purchasing                                        30)      Quality Management
31)      Shop Floor Control                                32)      User Performance Measurement
33)      User / Vision                                     34)      Warehouse Management

SOFTWARE PRODUCTS                                       Supplemental Schedule A


35)      Object Development Facility                     36)      LAN Repository
         (if and when available)                                  (if and when available)
37)      Electronic Commerce Manager                     38)      Release Management
         (if and when available)                                  (if and when available)
39)      Sales Performance Management                    41)      Equipment Tracking
         (if and when available)                                  (if and when available)
40)      Component Tracking                              43)      MRO Parts Management
         (if and when available)                                  (if and when available)
42)      Maintenance Cost Tracking                       45)      Warranty Claims Tracking
         (if and when available)                                  (if and when available)
44)      Preventative Maintenance Tracking
         (if and when available)
46)      Work Order Schedule / Control
         (if and when available)


Licensed Computer                                        Total Software
         Make and Model                                  License Fee and
                       -----------------
         Location                                        5 Years of
                       -----------------
         Serial Number                                   On-Going Support               $1,500,000
                       -----------------                                                ----------
Client Information                                       Sales Tax - Amount             $   75,000
         Contact / Phone                                                                ----------
         Address

                                                         Total Amount Due               $1,575,000
                                                                                        ----------


This Supplemental Schedule shall be of no force and effect unless duly signed by CLIENT on or before October 31, 1996 and thereafter signed by an authorized representative of SSA (which shall be deemed to mean either the Chief Executive Office, president or any Vice President of SSA).

This Supplemental Schedule is an Amendment to and an integral part of the Software License Agreement previously executed between the parties and dated October 31, 1996. CLIENT agrees that it has read this Supplemental Schedule, understands it and agrees to be bound by it.

For: System Software Associates, Inc.        For:     Quaker Fabric Corporation
                                                      of Fall River

     /s/ Joseph J. Skadra                    /s/ Paul J. Kelly
     -------------------------------         --------------------------------
     Signature                               Signature

     V.P. and C.F.O. 10/31/96                V.P.-Finance, 10/31/96
     -------------------------------         ---------------------------------
     Title/Date                              Title/Date

                                  ATTACHMENT 1a
                                                                     Page 1 of 2

Three hundred eighty-five customer orders per day, with 30 concurrent and 45 total order takers using the COM Software product (Order Entry Program) version
6.0 or later mixed mode for AS/400 assuming the orders average 60 lines each and none of the lines use the configurator feature. There is little or no use of the Promotions and Deals pricing anticipated.

Further Assumptions.

Data base approximately consists of the following (Note this is "as-is" data. Growth would be shown using an 18% multiplier).

         5k       Customer Records
         200k     Item Records
         5        Warehouses
         500k     Bills of Materials
         314k     Location Master Files

Order volumes per site are as follows:
High 25 orders per day.
Average 18 orders per day at site High Point via 256kb throughput available for Software using 2-3 *pc's.

High 50 orders per day.
Average 30 orders per day at site Eupelo via 256kb throughput available for Software using 405 *pc's.

High 60 orders per day.
Average 30 orders per day at site Mexico via 256kb throughput available for Software using 5-6 *pc's.

High 15 orders per day.
Average eight orders per day at site Los Angeles via 256kb throughput available for Software using 2-3 *pc's.

High 235 orders per day.
Average 140 orders per day at site Fall River via LAN (Two (2) 16MB Token Rings) using 15 *pc's.

*Remote pc's connect to BPCS application server via the network, therefore, each remote PC will require a network interface card. Each remote site will require a PC hub and network router (connected to a router on the BPCS side).

                                  ATTACHMENT 1a
                                                                     Page 2 of 2

Aggregate CPU workload assumptions.

    Type of Transactions                                          Today

Total number of users                                              450
Total concurrent users                                             250
Total concurrent order entry users                                  38 (first shift)
Total customer orders entered per day                              375
Average lines per customer order                                    60
Total acknowledgments per day                                      375
Total invoices per day                                             750
Total A/P vouchers per week                                        800
Total PO's per day                                                 220
Total MRP runs per week (regent)                                     2 (not first shift)
Total MRP runs per day (net change)                                  2 (not first shift)
Total Cost Roll ups per week                                       2-3 (not first shift
Total number of inventory transactions per day                  40,000 (over 3 shifts
Total number of shop orders per day                                900
Total number of batch allocation runs                                6

                                  ATTACHMENT 1b




HARDWARE CONFIGURATION



                IBM AS/400 MODEL 530 (2151)

                Memory 768MB.

                256KB OF THE THROUGHPUT IS AVAILABLE TO SOFTWARE AT EACH OF THE FOUR (4) REMOTE SITES. LOCAL AREA NETWORK IS A 16MB TOKEN RING NETWORK. AS/400 WITH 2 TOKEN RING ADAPTER CARDS. PCS ON 10 BASE T ETHERNET LAN BRIDGED TO NETWORK BIA A NETWARE SERVER. FOR IMPROVED THROUGHPUT, 10 BASE T ETHERNET SEGMENT MAY NEED TO BE SPLIT INTO 2 OR MORE SEGMENTS OR REPLACED WITH 100 BASE T CABLE.


                DASD KEPT TO 50% UTILIZATION

                PC CLIENT HARDWARE CONFIGURATION FOR ORDER ENTRY AND FINANCIALS AND ANY OBJECT PRESENTATION SERVER APPLICATIONS.
                PENTIUM 133Mhz with 24 MB OF MEMORY FOR SOFTWARE AND A 1GB HARDDISK DEDICATED TO SOFTWARE. THE OPERATING SYSTEM IS WINDOWS 95 OR NT 4.0 (WINDOWS 3.1 IS SUPPORTED BUT SLOWER DUE TO 16 BIT)

                                   Schedule B
                              Supplemental Schedule
                   Additional Software of Third Party Software


None

                    QUAKER FABRIC CORPORATION OF FALL RIVER



                                                   CHECK FOR $300,000.00